UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2025

Certara, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39799	82-2180925
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Radnor Corporate Center
Suite 350
Radnor, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

(415) 237-8272

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CERT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Sixth Amendment to the Credit Agreement

On October 16, 2025 (the “Closing Date”), Certara USA, Inc. (the “Co-Borrower”), an indirect subsidiary of Certara, Inc. (the “Company”), Certara Holdings, Inc. (“Certara Holdings”), Certara Holdco, Inc. (the “Parent Borrower” and, together with the Co-Borrower, the “Borrowers”), Certara Intermediate, Inc. (“Holdings”) and certain other wholly-owned subsidiaries of the Borrowers entered into a Sixth Amendment (the “Amendment”) to the credit agreement (as amended, the “Credit Agreement”), dated as of August 15, 2017, among the Borrowers, Holdings, Certara Holdings (f/k/a EQT Avatar Holdings, Inc.), certain wholly owned subsidiaries of the Borrowers, the financial institutions from time to time party thereto (including the financial institutions party to the Amendment, the “Lenders”), the issuing banks named therein and Bank of America, N.A., as administrative agent for the Lenders and collateral agent for the secured parties thereunder. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement or Amendment, as applicable.

The Amendment provides for, among other things, a reduction in the Applicable Rate (as defined in the Credit Agreement) with respect to the term loans under the Credit Agreement, which is expected to reduce the Company’s cost of borrowing and allow for interest expense savings, as compared to prior terms under the Credit Agreement. Such modifications were implemented through the establishment of Replacement Term Loans (as defined in the Credit Agreement) under the Credit Agreement.

The Replacement Term Loans bear interest at a rate per annum equal to, at the election of the Borrowers, either (i) the Term SOFR rate, with a floor of 0.00% plus an applicable margin rate of 2.75% or (ii) an Alternate Base Rate (“ABR”), with a floor of 1.00%, plus an applicable margin rate of 1.75%. The ABR is determined as the greatest of (a) the prime rate, (b) the federal funds effective rate, plus 0.50% and (iii) the Term SOFR rate plus 1.00%.

The Replacement Term Loans were funded in full on the Closing Date and were applied by the Company to refinance the Existing Term Loans (as defined in the Amendment) previously outstanding under the Credit Agreement.

Except as otherwise described above, the Replacement Term Loans are subject to substantially similar terms currently relating to guarantees, collateral, mandatory prepayments and covenants that were applicable to the Company’s Existing Term Loans under the Credit Agreement prior to giving effect to the Amendment.

The foregoing description of the Amendment is subject to, and qualified in its entirety by, reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Sixth Amendment (the “Amendment”), dated as of October 16, 2025, among Certara Holdings, Inc. (“Certara Holdings”), Certara Holdco, Inc. (the “Parent Borrower”), Certara USA, Inc. (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers”), Certara Intermediate, Inc. (“Holdings”), and certain other wholly-owned subsidiaries of the Borrowers, the financial institutions party thereto and Bank of America, N.A. as administrative agent for the Lenders (as defined below) and collateral agent for the secured parties thereunder to the credit agreement, dated as of August 15, 2017, among Certara Holdings (f/k/a EQT Avatar Holdings, Inc.), Holdings, the Borrowers, certain wholly-owned subsidiaries of the Borrowers, the financial institutions from time to time party thereto (including the financial institutions party to the Amendment, the “Lenders”), the issuing banks named therein and Bank of America, N.A., as administrative agent for the Lenders and collateral agent for the secured parties thereunder.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 16, 2025	CERTARA, INC.
(Registrant)

		By:	/s/ Daniel Corcoran
Daniel Corcoran
Senior Vice President and General Counsel